As filed with the Securities and Exchange Commission on February 26, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
Registration Statement
Under
The Securities Act of 1933

Invitae Corporation (Exact name of the registrant as specified in its charter)

Delaware
Invitae Corporation 2015 Stock Incentive Plan
Invitae Corporation Employee Stock Purchase Plan
(Full titles of plans)
Sean E. George, Ph.D.
President and Chief Executive Officer
1400 16th Street
San Francisco, California 94103
(Name and address agent for service)
(415) 374-7782
(Telephone number, including area code, of agent for service)
27-1701898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 16th Street San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Copies to:

Thomas Brida General Counsel Invitae Corporation 1400 16th Street San Francisco, California 94103 (415) 374-7782	Mike Hird Gabriella A. Lombardi Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500 (650) 233-4545 facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share
To be issued under the Invitae Corporation 2015 Stock Incentive Plan	7,741,210	(2)	$40.72 (3)	$315,222,076	$34,392
To be issued under the Invitae Corporation Employee Stock Purchase Plan	1,858,856		$34.61 (4)	$64,335,007	$7,019
Total	9,600,066			$379,557,083	$41,411
___________________________________________________________________

(1)Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Invitae Corporation 2015 Stock Incentive Plan (the “Stock Plan”) or the Invitae Corporation Employee Stock Purchase Plan (the “ESPP”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)Consists of (a) 7,435,426 shares of common stock pursuant to an annual increase under the Stock Plan and (b) a maximum of 305,784 shares of common stock reserved for issuance exclusively for the grant of restricted stock units (the “Inducement Awards”) to certain employees of the Registrant granted pursuant to the Stock Plan in compliance with New York Stock Exchange Rule 303A.08.
(3)Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 23, 2021.
(4)Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 23, 2021. Pursuant to the ESPP, the purchase price of common stock will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.
The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
General Instruction E Information

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plans are effective, including in order to provide an increase in the pool from which to grant Inducement Awards to certain employees of the Registrant granted pursuant to the Invitae Corporation 2015 Stock Incentive Plan in compliance with New York Stock Exchange Rule 303A.08. The Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (File Nos. 333-202066, 333-216761, 333-223455, 333-229972, 333-232208, 333-236799, 333-237073, 333-240360, 333-240137 and 333-249894), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;
(b)The Registrant’s Current Reports on Form 8-K filed on January 20, 2021, January 26, 2021 and February 3, 2021; and
(c)The description of the Registrant’s common stock set forth in Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 2, 2020, together with any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.
EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).

99.1	Invitae Corporation 2015 Stock Incentive Plan, as amended and restated as of December 7, 2020 (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).

99.2	Invitae Corporation 2015 Stock Incentive Plan Notice of Stock Option Grant and Stock Option Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Form S-1 (File No. 333-201433)).

99.3	Invitae Corporation 2015 Stock Incentive Plan Notice of Restricted Stock Award and Restricted Stock Agreement (incorporated by reference to Exhibit 10.7 to the Registrant’s Form S-1).

99.4	Invitae Corporation Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Form S-1).
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on February 26, 2021.

INVITAE CORPORATION
By:	/s/ Sean E. George, Ph.D.
Sean E. George, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean E. George and Shelly D. Guyer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean E. George, Ph.D.	President and Chief Executive Officer (Principal Executive Officer) and Director	February 26, 2021
Sean E. George, Ph.D.

/s/ Shelly D. Guyer	Chief Financial Officer (Principal Financial Officer)	February 26, 2021
Shelly D. Guyer

/s/ Robert F. Werner	Chief Accounting Officer (Principal Accounting Officer)	February 26, 2021
Robert F. Werner

/s/ Eric Aguiar, M.D.	Director	February 26, 2021
Eric Aguiar, M.D.

/s/ Geoffrey S. Crouse	Director	February 26, 2021
Geoffrey S. Crouse

/s/ Christine M. Gorjanc	Director	February 26, 2021
Christine M. Gorjanc

/s/ Kimber D. Lockhart	Director	February 26, 2021
Kimber D. Lockhart

/s/ Jason W. Myers	Director	February 26, 2021
Jason W. Myers

/s/ Chitra Nayak	Director	February 26, 2021
Chitra Nayak